AMENDMENT NO. 1

TO THE

THIRD AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of March 31, 2021, amends the Third Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2020, by and between Invesco Advisers, Inc., a Delaware corporation (the “Administrator”) and AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust), a Delaware statutory trust (the “Trust”), as follows:

W I T N E S S E T H:

WHEREAS, the Trust desires to amend the Agreement to remove Invesco Premier Tax-Exempt Portfolio;

NOW, THEREFORE, the parties agree as follows;

1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

TO

THIRD AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

AIM TREASURER’S SERIES TRUST (INVESCO TREASURER’S SERIES TRUST)

Portfolios	Effective Date of Agreement
Invesco Premier Portfolio***	July 1, 2006
Invesco Premier U.S. Government Money Portfolio***	July 1, 2006

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

*	The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month.
**	Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.
***

Notwithstanding the foregoing, Administrator, will not charge Invesco Premier Portfolio or Invesco Premier U.S. Government Money Portfolio any fees under this Agreement. However, this commitment may be changed following consultation with the Trustees.

In addition to the rate described above, Invesco Premier Portfolio and Invesco Premier U.S. Government Money Portfolio shall also pay the Administrator 0.03% for the provision of the Money Market Fund Administrative Services.”

2.	All other terms and provisions of the Contract not amended shall remain in full force and effect

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed by their officers designated as of the day and year first above written.

INVESCO ADVISERS, INC.

By:	/s/ Jeffrey H. Kupor
Jeffrey H. Kupor
Senior Vice President & Secretary

AIM TREASURER’S SERIES TRUST
(INVESCO TREASURER’S SERIES TRUST)

By:	/s/ Jeffrey H. Kupor
Jeffrey H. Kupor
Secretary, Senior Vice President and
Chief Legal Officer

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